EXHIBIT 99.1

                           DECKERS OUTDOOR CORPORATION

                       1993 EMPLOYEE STOCK INCENTIVE PLAN

                           (AS AMENDED FEBRUARY, 2001)

Section 1.  PURPOSE OF PLAN

               The purpose of this 1993 Employee Stock Incentive Plan ("Plan") of Deckers Outdoor Corporation, a Delaware corporation (the "Company"), is to enable the Company to attract, retain and motivate its employees and independent sales representatives by providing for or increasing the proprietary interests of such employees and independent sales representatives in the Company, and to enable the Company to attract, retain and motivate its nonemployee directors and further align their interest with those of the shareholders of the Company by providing for or increasing the proprietary interest of such directors in the Company.

Section 2.  PERSONS ELIGIBLE UNDER PLAN

               Each of the following persons (each, a "Participant") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder: (1) any employee of the Company or any of its subsidiaries, including any director who is also such an employee, (2) any independent sales representative of the Company or any of its subsidiaries, and (3) any consultants of the Company or any of its subsidiaries. Any director of the Company who is not a Participant (a "Nonemployee Director") shall automatically receive Nonemployee Director Options (as hereinafter defined) pursuant to
Section 4 hereof, but shall not otherwise participate in this Plan.

Section 3.  AWARDS

               (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock, par value $.01, of the Company ("Common Shares") or (ii) a Derivative Security (as such term is defined in Rule 16a-l promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

               (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted


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stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

               (c) Awards may be issued, and Common Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

               (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

                      (i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

                             (A) the delivery of cash;

                             (B) the delivery of other property deemed
acceptable by the Committee;

                             (C) the delivery of previously owned shares of
capital stock of the Company (including "pyramiding") or other property; or

                             (D) a reduction in the amount of Common Shares or
other property otherwise issuable pursuant to such Award;

                      (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company (as defined by the Committee), an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 8 hereof; or

                      (iii) such provisions as may be required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "Incentive Stock Option"); provided, however, that no Award issued to any independent sales representative, consultant, or any Nonemployee Director may qualify as an Incentive Stock Option.

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Section 4.  NONEMPLOYEE DIRECTOR OPTIONS

               (a) On January 1, of each year, or on the first business day thereafter (the "Date of Grant"), each Nonemployee Director shall receive a retainer in the amount of $11,000 in cash, or, at the option of the Nonemployee Director, to be exercised ten days prior to the Date of Grant, in Common Shares at a 20% discount off the Fair Market Value (as hereinafter defined) on the Date of Grant (the "Nonemployee Director Annual Shares"). If a person shall become a Nonemployee Director on any day after a Date of Grant and prior to the next annual Date of Grant, such person shall receive that portion of $11,000 in cash, or in Nonemployee Director Annual Shares equal to (1) $11,000 or the equivalent number of Nonemployee Director Annual Shares that is or would be granted to an Nonemployee Director on the last Date of Grant, multiplied by, (2) a fraction, the numerator of which is equal to 365 minus the number of days since the last Date of Grant, and the denominator of which is equal to 365.

               (b) On the first day of each quarter, of each year, or on the first business day thereafter (the "Date of Quarterly Grant"), each Nonemployee Director shall receive a further retainer in the amount of 500 Common Shares for a total of 2,000 Common Shares per year (the "Nonemployee Director Quarterly Shares"). If a person shall become a Nonemployee Director on a day after the Date of Quarterly Grant but prior to the next Date of Quarterly Grant, such person shall receive that number of Nonemployee Director Quarterly Shares equal to (1) 500 Nonemployee Director Quarterly Shares, multiplied by, (2) a fraction, the numerator of which is equal to the number of days in the quarter minus the number of days since the last Date of Quarterly Grant, and the denominator of which is equal to the number of days in such quarter. On January 1, 1999, and every three years thereafter, the Board of Directors of the Company shall set the number of Nonemployee Director Annual Shares and Nonemployee Director Quarterly Shares to be granted to Nonemployee Directors pursuant to Sections 4(a) and (b).

               (c) On the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors are elected, any person elected to serve as a Nonemployee Director who has not previously served as a Nonemployee Director of the Company shall be automatically granted an option (an "Initial Nonemployee Director Option") to purchase 10,000 Common Shares. If a person who has not previously served as a Nonemployee Director shall become a Nonemployee Director at any time after such date and prior to the annual meeting of stockholders of the Company immediately following such date, and if an Initial Nonemployee Director Option may be granted under this Plan on the day such person becomes a Nonemployee Director, such person shall automatically be granted an Initial Nonemployee Director


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Option to purchase 10,000 Common Shares. The date on which an Initial
Nonemployee Director Option is thereby granted shall be the Date of Initial Option Grant for such option.

               (d) Beginning with the fourth annual meeting after a person is first elected to serve as a Nonemployee Director, each year, on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors are elected (the "Date of Subsequent Option Grant"), if such person is at such annual meeting re-elected to serve as a Nonemployee Director, such person shall be automatically granted an option (a "Subsequent Nonemployee Director Option," and, collectively with Initial Nonemployee Director Options, a "Nonemployee Director Option") to purchase 2,000 Common Shares.

               (e) If, on any date upon which Nonemployee Director Shares or Nonemployee Director Options are to be automatically granted pursuant to this
Section 4, the number of Common Shares remaining available for options under this Plan is insufficient for the grant to each Nonemployee Director of a Nonemployee Director Option to purchase the entire number of Common Shares specified in this Section 4, then a Nonemployee Director Option to purchase a proportionate amount of such available number of Common Shares (rounded to the nearest whole share) shall be granted to each Nonemployee Director on such date.

               (f) Each Initial Nonemployee Director Option granted under this Plan shall become exercisable for the first time to purchase 33-1/3% of the Common Shares subject thereto (rounded to the nearest whole share) on each of the first, second and third anniversaries of the Date of Initial Option Grant of such Initial Nonemployee Director Option, and each Subsequent Nonemployee Director Option shall be immediately exercisable for the full amount of Common Shares subject thereto; provided, however, that any Nonemployee Director Option held by an optionee shall become fully exercisable on the date upon which such optionee shall cease to be a Nonemployee Director as a result of death or total disability.

               (g) Each Nonemployee Director Option granted under this Plan shall expire upon the first to occur of the following:

                      (i) The first anniversary of the date upon which the optionee shall cease to be a Nonemployee Director for any reason other than death or total disability; and

                      (ii) The fifth anniversary of the Date of Initial Option Grant or the Date of Subsequent Option Grant, as applicable, of such Nonemployee Director Option.

               (h) Each Nonemployee Director Option shall have an exercise price equal to the greater of (i) the aggregate Fair Market value on the Date of Grant


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of such option of the Common Shares subject thereto or (ii) the aggregate par value of such Common Shares on such date.

               (i) Payment of the exercise price of any Nonemployee Director Option granted under this Plan shall be made in full in cash concurrently with the exercise of such Nonemployee Director Option; provided, however, that, in the discretion of the Board of Directors of the Company (the "Board"), the payment of such exercise price may instead be made:

                      (i) in whole or in part, with Common Shares delivered concurrently with such exercise (such shares to be valued on the basis of the Fair Market Value of such shares on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring Common Shares; and/or

                      (ii) in whole or in part, by the delivery, concurrently with such exercise and in accordance with Section 220.3(e) (4) of Regulation T promulgated under the Exchange Act, of a properly executed exercise notice for such Nonemployee Director Option and irrevocable instructions to a broker promptly to deliver to the Company a specified dollar amount of the proceeds of a sale of or a loan secured by the Common Shares issuable upon exercise of such Nonemployee Director Option.

               (j) For purposes of this Section 4, the "Fair Market Value" of a Common Share or other security on any date (the "Determination Date") shall be equal to the closing price per Common Share or unit of such other security on the business day immediately preceding the Determination Date, as reported in The Wall Street Journal, Western Edition, or, if no closing price was so reported for such immediately preceding business day, the closing price for the next preceding business day for which a closing price was so reported, or, if no closing price was so reported for any of the 30 business days immediately preceding the Determination Date, the average of the high bid and low asked prices per Common Share or unit of such other security on the business day immediately preceding the Determination Date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if the Common Shares or such other security were not quoted by any such organization on such immediately preceding business day, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Shares or such other security selected by the Board.

               (k) All outstanding Nonemployee Director Options theretofore granted under this Plan shall become fully exercisable upon the first to occur of the following:

                      (i) the date of dissemination to the stockholders of the Company of a proxy statement seeking stockholder approval of a reorganization, merger or consolidation of the Company as a result of which the outstanding


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securities of the class then subject to this Plan are exchanged for or converted into cash, property and/or securities not issued by the Company, unless such reorganization, merger or consolidation shall have been affirmatively recommended to the stockholders of the Company by the Board;

                      (ii) the first date upon which the directors of the Company who were last nominated by the Board for election as directors shall cease to constitute a majority of the authorized number of directors of the Company; or

                      (iii) the date of dissemination to the stockholders of the Company of a proxy statement disclosing a change of control (as defined by the Company) of the Company.

               (l) All outstanding Nonemployee Director Options theretofore granted under this Plan shall terminate upon the first to occur of the following:

                      (i) the dissolution or liquidation of the Company;

                      (ii) a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to such outstanding Nonemployee Director Options are exchanged for or converted into cash, property and/or securities not issued by the Company, which reorganization, merger or consolidation shall have been affirmatively recommended to the stockholders of the Company by the Board; or

                      (iii) the sale of substantially all of the property and assets of the Company.

               (m) Each Nonemployee Director Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

               (n) Nonemployee Director Options are not intended to qualify as Incentive Stock Options.

Section 5.  STOCK SUBJECT TO PLAN

               (a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed 2,800,000 subject to adjustment as provided in Section 8 hereof.

               (b) At any time, the aggregate number of Common Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted


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under this Plan shall not exceed 3,000,000 subject to adjustment as provided in
Section 8 hereof.

               (c) For purposes of Section 5(b) hereof, the aggregate number of Common Shares issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

                      (i) the number of Common Shares that were issued prior to such time pursuant to Awards granted under this Plan, other than Common Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

                      (ii) the number of Common Shares that were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

                      (iii) the maximum number of Common Shares that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

               (d) Subject to adjustment as provided in Section 8 hereof, the aggregate number of Common Shares subject to Awards granted during any calendar year to any one Employee (including the number of shares involved in Awards having a value derived from the value of Common Shares) shall not exceed 1,000,000 shares.

Section 6.  DURATION OF PLAN

               No Awards shall be made under this Plan after August 10, 2006. Although Common Shares may be issued after August 10, 2006 pursuant to Awards made prior to such date, no Common Shares shall be issued under this Plan after August 10, 2006.

Section 7.  ADMINISTRATION OF PLAN

               (a) This Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board") consisting of two or more directors, each of whom: (i) is a "non-employee director" (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time), and (ii) is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

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               (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

                      (i) adopt, amend and rescind rules and regulations relating to this Plan;

                      (ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

                      (iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

                      (iv) determine the terms and conditions of the Nonemployee Director Options that are automatically granted hereunder, other than the terms and conditions specified in section 4 hereof;

                      (v) determine whether, and the extent to which adjustments are required pursuant to Section 8 hereof; and

                      (vi) interpret and construe this Plan and the terms and conditions of any Award granted hereunder.

Section 8.  ADJUSTMENTS

               If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan.

Section 9.  AMENDMENT AND TERMINATION OF PLAN

               The Board may amend or terminate this Plan at any time and in any manner; provided, however, that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

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Section 10. EFFECTIVE DATE OF PLAN

               This Plan shall be effective as of August 10, 1993, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.





































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